Exhibit 10.182


                              DEVELOPMENT AGREEMENT

                                     Between


                        THE BELLEFAIR HOME & LAND COMPANY

                                       And

                        CAREMATRIX OF MASSACHUSETTS, INC.
                                       and
                          THE BENENSON CAPITAL COMPANY
                                       and
                            SPECTRUM BELLEFAIR CORP.



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                              DEVELOPMENT AGREEMENT


THIS DEVELOPMENT AGREEMENT (this "Agreement") is by and between The BelleFair Home and Land Company, a New York general partnership, with an office at 115 Stevens Avenue, Valhalla, New York 10595 (the "Owner"), and CareMatrix of Massachusetts, Inc., a Delaware corporation having an office 197 First Avenue, Needham, Massachusetts 02494, The Benenson Capital Company, a New York general partnership, with an office at 708 3rd Avenue, New York, New York 10017 and Spectrum BelleFair Corp., a New York corporation, with an office at 115 Stevens Avenue, Valhalla, New York 10595 (collectively, the "Developers", and each individually, a "Developer"), and is entered into for the purpose of reducing to a formal writing all of the parties understandings with respect to the development of Phases I through III of that certain senior housing community (the "Project") to be located in Rye Brook, New York described below (the "Property").

In consideration of the undertakings of each of the parties to the other:

                                  IT IS AGREED:

                                    ARTICLE I

                                 Representations
                                 ---------------

The parties make each of the following material representations:

Section 1.1 - Title to Property. The Owner has a valid fee interest in the Property consisting of approximately 132 acres of land as more fully described in Exhibit "A". Exhibit "A" and each of the other Exhibits referred to in this Agreement shall be incorporated into this Agreement by such reference as if fully set forth in this Agreement.

Section 1.2 - Permits and Approvals.

         (a) The Developers represent that they shall use commercially reasonable efforts to obtain all state, federal, county and municipal land use approvals and permits, licenses, easements, and utility agreements which are necessary for the development and construction of the Project on the Property. The Developers covenant to diligently use commercially reasonable efforts to obtain all of the Developer's Approvals in an expeditious manner. In the event that the Developers are unable to obtain the Developer's Approvals, the Developers shall have no liability whatsoever to the Owner, or any other party and at the Owner's or any Developer's option, this Agreement shall be terminated without recourse to either party hereto at law or in equity.

         (b) The Owner represents that it shall use commercially reasonable efforts to obtain all state, federal, county and municipal land use approvals and permits, licenses,


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         easements, and utility agreements which are necessary for the development, construction and operation of the Project on the Property. The Owner covenants to diligently use commercially reasonable efforts to obtain all of the Owner's Approvals in an expeditious manner. In the event that the Owner is unable to obtain the Owner's Approvals, the Owner shall have no liability whatsoever to the Developers, or any other party and at the Owners or any Developer's option, this Agreement shall be terminated without recourse to either party hereto at law or in equity.

Section 1.3 - Documentation. The Owner shall use commercially reasonable efforts to obtain construction and permanent financing for the Property, the Project, the Personal Property (as defined herein) and related development costs (collectively, the "Project Loan") which shall be sufficient, together with the Owner's equity contributions, if necessary, to pay the full amount of the total costs to construct the Project in accordance with the development budget. The Owner represents that it has obtained a commitment for the financing of Phases I, II and III of the Project from SwedBank which commitment includes funds sufficient to pay development and construction management fees payable hereunder.

Section 1.4 - Other Agreements. The Owner and the Developer each represents to the other that neither entering into this Agreement nor performing their respective obligations hereunder will violate any other agreements or documents by which either may be bound.

Section 1.5 - Good Standing of the Developers. Each of the Developers represents that it is duly organized, validly existing and in good standing under the laws of its state of formation. Each Developer represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and, upon such execution and delivery and subject to the conditions subsequent set forth in Section 4.1, this Agreement shall be valid, binding and legal obligation of such Developer, enforceable in accordance with its terms and in compliance with its certificate of incorporation and bylaws or articles of organization and all applicable laws of the state of its formation.

Section 1.6 - Good Standing of the Owner. The Owner represents that it is duly organized and validly existing under the laws of the State of New York. The Owner represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and upon such execution and delivery and subject to Section 4.1, this Agreement shall be the valid, binding and legal obligation of the Owner, enforceable in accordance with its terms and in compliance with its articles of organization and partnership agreement and all applicable laws of the State of New York.


                                   ARTICLE II
                  Additional Responsibilities of the Developer
                  --------------------------------------------

Section 2.1 - Responsibilities. The Developers shall also have the following responsibilities (in addition to the responsibilities outlined in Section 1.2(a) above) all of which shall be subject to


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the Owners approval, in connection with the development of the Project:

         (a) Negotiate and execute on behalf of the Owner, the purchase agreement for the acquisition of the Property.

         (b) Perform all due diligence in connection with the acquisition of the Property.

         (c) Assist the Owner in arranging for acquisition financing and Project financing.

         (d) Prepare preliminary site planning and development work.

         (e) Perform market analysis and feasibility studies for the Property.

         (f) Oversee the hiring and supervision of all Project professionals.

         (g) Develop a strategic marketing plan designed to meet the specific needs of the Project.


                                   ARTICLE III

                                 Development Fee
                                 ---------------

Section 3.1 - Amount of Development Fee. The price to be paid by the Owner to the Developers for development services rendered pursuant to this Agreement (the "Development Fee") for the period from January 1, 1996 to February 28, 1998 is One Million Four Hundred Twenty Thousand Dollars ($1,420,000). Each of the parties comprising the Developer shall receive one-third (1/3) of the Development Fee in the amount of Four Hundred Seventy Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($473,333.33). The Development Fee is deemed earned as of the date of closing of the financing from SwedBank for the Project, and shall be payable at such closing or as otherwise permitted by such lender.

                                   ARTICLE IV

                                  Contingencies
                                  -------------

Section 4.1 - Required Occurrences. This Agreement and the undertakings of the Developer shall be contingent upon the occurrence of each of the following:

         (a) Approvals. All of the Approvals (to the extent then obtainable) and current utility availability letters shall have been obtained.

         (b) Title. An Owner's title insurance policy and Class A-2 ALTA survey shall have been obtained by the Owner which confirms that there are no exceptions or conditions


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         which would render title to the Property unmarketable or which will prohibit or restrict the construction or operation of the Project or which would prevent an institutional lender from closing a construction or permanent mortgage loan for the Project in the usual course of its business.

         (c) Project Financing. The Owner shall have obtained the Project Financing as outlined in Section 1.3 of this Agreement.

Section 4.2 - Failure of Contingencies. In the event that any one or more of the contingencies set forth in this Article is not satisfied, waived or deferred by the parties in writing, within the period of time set forth above, then, upon written notice, either party may terminate this Agreement. In such event, neither party shall have any further responsibility or liability to the other.

                                    ARTICLE V

                              Concluding Provisions
                              ---------------------

Section 5.1 - Entire Agreement. All prior understandings, letters of intent, and agreements between the parties are merged in and superseded by this Agreement (including all Exhibits hereto).

Section 5.2 - Representations. None of the parties shall be bound by any promises, representations, or agreements except as herein expressly set forth.

Section 5.3 - Amendments. This Agreement may not be amended, waived, modified, altered or changed in any respect whatsoever except by a further agreement, in writing, executed by each of the parties and consented to by the Owner.

Section 5.4 - Joint Effort. The preparation of this Agreement has been a joint effort of the parties, and the resulting document shall not be construed more severely against one of the parties than the other.

Section 5.5 - Brokers. Each of the Owner and each of the Developers represents and warrants to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby or referred to herein; and each agrees to indemnify and hold and save the other harmless from any claim or demand for commission or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

Section 5.6 - Assignment. None of the Developers shall have any right to assign its rights nor delegate its obligations under this Agreement to another entity or person without the prior written consent of the Owner except that any of the Developers shall have the right to assign this Agreement to, merge with or consolidate with an "Affiliate" (defined herein as defined in the Securities and Exchange Act of 1934 and the regulations thereunder) in connection with a public offering, merger or other transfer.


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Section 5.7 - Notices. All notices which may be given to any of the parties hereunder shall be in writing and shall be hand delivered or sent by registered or certified mail, return receipt requested, or by Federal Express, and postage prepaid as follows:

         (a) In the event that notice is directed to the Owner, it shall be sent to it at the address set forth above.

         (b) In the event that notice is directed to any of the Developers, if to The Benenson Capital Company, it shall be sent to 708 3rd Avenue, New York, New York 10017, with a copy to Richard Kessler at the same address; if to CareMatrix of Massachusetts, Inc., it shall be sent to 197 First Avenue, Needham, MA 02494, Attention: President, with a copy to the General Counsel at the same address; if to Spectrum BelleFair Corp, it shall be sent to 115 Stevens Avenue, Valhalla, New York 10595 or at such other address or addresses as any of the Developers shall from time-to-time designate by notice to the Owner and the other Developers.

The effective date of any such notice shall be the earlier of actual receipt by the addressee or three (3) days after such notice is properly deposited for mailing.

Section 5.8 - Arbitration. Any dispute or controversy arising between the parties involving the interpretation or application of any provisions of the Agreement, or arising out of this Agreement, or concerning the construction of the proposed Project or the furnishing thereof shall be submitted to and determined by arbitration in accordance with the rules of the American Arbitration Association then in effect.

Section 5.9 - Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

Section 5.10 - Successors. This Agreement shall be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

Section 5.11 - Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

Section 5.12 - Severability. The invalidity or unenforceability of one or more of the phrases, sentences, provisions, clauses, Sections or Articles contained in this Agreement shall not affect the validity or enforceability of this remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

Section 5.13 - Effective Date. This Agreement shall be deemed to be effective as of the date set forth below.


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Section 5.14 - No Offer. The delivery of an unexecuted copy of this Agreement shall not be deemed an offer. No rights are to be conferred upon any party until this Agreement has been executed and delivered to each party.

Section 5.15 - Governing Law. This Agreement shall be governed by the laws of the State of Connecticut.


         Dated as of the 1st day of January, 1998 and executed under seal.


Witness:                               THE BELLEFAIR HOME & LAND COMPANY
                                           By: Spectrum Bellefair Corp.

                                       By: /s/ Andrew N. Stark
                                          --------------------------------------
Name:                                     Name:  Andrew N. Stark
                                          Title: Secretary and Treasurer

Name:



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



                                       CAREMATRIX OF MASSACHUSETTS, INC.


                                       By: /s/ Michael J. Zaccaro
                                           -------------------------------------
Name:                                      Name:  Michael J. Zaccaro
                                           Title: Vice President

Name:



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



                                       THE BENENSON CAPITAL COMPANY

                                       By: THE CHARLES BENENSON FAMILY TRUST,
                                           DECEMBER 19, 1972, as general Partner


                                       By: /s/ Charles B. Benenson
                                           -------------------------------------
Name:                                      Name:  Charles B. Benenson
                                           Title:

Name:




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